UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*
   Robert Earl Jeffery
   P.O. Box 404
   Union Bay, British Columbia, Canada V0R 3B0

2. Date of Event Requiring Statement (Month/Day/Year)
   4/23/01

3. I.R.S. or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   MEGAPRO TOOLS INC. (MPOT)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                          |
__________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                         |
                                           |   Securities         |   Form:        |   Beneficial Ownership                       |
                                           |   Beneficially       |   Direct(D) or |                                              |
                                           |   Owned              |   Indirect(I)  |                                              |
__________________________________________________________________________________________________________________________________|
Common Stock, $0.001 Par Value Per Share   |   796,400            |   D             |                                             |
----------------------------------------------------------------------------------------------------------------------------------|
__________________________________________________________________________________________________________________________________|
__________________________________________________________________________________________________________________________________|
Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities                |
__________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount               |4. Conver-|5. Ownership |6. Nature of Indirect     |
  Security              |  cisable and      |  of Underlying                  |sion or   |   Form of   |   Beneficial Ownership   |
                        |  Expiration       |  Securities                     |exercise  |   Derivative|                          |
                        |  Date(Month/      |---------------------------------|price of  |   Security: |                          |
                        |  Day/Year)        |                       |Amount   |deri-     |   Direct (D)|                          |
                        |-------------------|                       |or       |vative    |   or Indir- |                          |
                        | Date    | Expira- |         Title         |Number of|Security  |   ect(I)    |                          |
                        | Exer-   | tion    |                       |Shares   |          |             |                          |
                        | cisable | Date    |                       |         |          |             |                          |
__________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________|

Explanation of Responses:


                           /s/ Robert E. Jeffery
                           -----------------------------      ----------
                           Signature of Reporting Person      Date
                           Robert E. Jeffery


* If the form, is filed by more than one reporting person, see Instruction 5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).